THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 28th day of August, 2009, by and among, CAVALIER HOLDINGS, INC., a Delaware corporation (“CHI”), LEO MENTZELOPOULOS, an individual (the “Shareholder”), EMISSARY CAPITAL GROUP, LLC, a Delaware limited liability company  (“Emissary”) and all of the members of Emissary set forth on the signature page hereof (the “Emissary Members”).  (CHI, CHI, and the Emissary Members are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”)

W I T N E S S E T H

WHEREAS, CHI is a Delaware corporation with 4,000,000 shares of common stock, par value $0.0001 per share, issued and outstanding (the “CHI Common Stock”).

WHEREAS, Emissary is a Delaware limited liability company, the shares of which (the “Emissary Interests”), are owned as of the date hereof by all the Emissary Members on the signature page hereto.

WHEREAS, the Parties desire that CHI acquire all of the Emissary Interests from the Emissary Members solely in exchange for an aggregate of 12,047,500 newly issued shares of CHI Common Stock (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the Emissary Members on a pro rata basis, in proportion to the ratio that the number of shares of Emissary Interests held by such Emissary Holder bears to the pro rata portion of Emissary Interests held by all the Emissary Members as of the date of the Closing as set forth on Schedule I.

WHEREAS, following the Closing, Emissary will become a wholly-owned subsidiary of CHI and the Exchange Shares will represent approximately seventy four percent (74%) of the total outstanding shares of Common Stock of CHI on a fully-diluted basis.

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1          The Exchange.  At the Closing (as hereinafter defined), all of the Emissary Interests issued and outstanding immediately prior to the Closing Date shall be exchanged for Twelve Million Forty-Seven Thousand Five Hundred (12,047,500) shares of CHI Common Stock. From and after the Closing Date, the Emissary Members shall no longer own any membership interests of Emissary Interests, and the former Emissary Interests  shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2          No Dilution.  Except as set forth herein, CHI shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the CHI Common Stock between the date of this Agreement and the Effective Time.

1.3          Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in Articles V and VI have been satisfied or waived (the “Closing Date”).

1.4          Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, 6.4 and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by CHI.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CHI

As an inducement to, and to obtain the reliance of CHI, Emissary represents and warrants as follows:

2.1          Organization.  Emissary is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.  Emissary has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of CHI’s organizational documents.  Emissary has taken all action required by laws, its certificate of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. Emissary has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Organization, and otherwise to consummate the transactions herein contemplated.

2.2          Capitalization.  All issued and outstanding membership interests of Emissary are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person.  Emissary has no outstanding options, warrants, or other convertible securities.

2.3          Financial Statements.  Except as set forth herein or in the Emissary Schedules:

(a)           Emissary has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)           Emissary has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which Emissary may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           No deficiency for any taxes has been proposed, asserted or assessed against CHI.  There has been no tax audit, nor has there been any notice to Emissary by any taxing authority regarding any such tax audit, or, to the knowledge of CHI, is any such tax audit threatened with regard to any taxes or Emissary tax returns.  Emissary does not expect the assessment of any additional taxes of Emissary for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of CHI.

(d)           Emissary shall have provided to CHI the audited balance sheet of Emissary as of, and the audited statements of income, stockholders’ equity and cash flows of Emissary for the year ended December 31, 2008, and the unaudited balance sheet of Emissary as of, and the audited statements of income, stockholders’ equity and cash flows of Emissary for the six months ended June 30, 2009 (collectively “Emissary Financial Statements”).  The Emissary Financial Statements have been prepared from the books and records of Emissary in accordance with U.S. Generally Accepted Accounting Principals.  Except as set forth in the Emissary Schedules (as that term is defined herein), Emissary does not have any liabilities

(e)           The books and records, financial and otherwise, of Emissary are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4          Information.  The information concerning Emissary set forth in this Agreement and the Emissary Schedules (as that term is defined herein) are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5          Common Stock Equivalents.  There are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to the authorized and unissued Emissary Interests.

2.6          Absence of Certain Changes or Events.  Except as set forth in this Agreement or the Emissary Schedules:

(a)           except in the normal course of business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of CHI; or (ii) any damage, destruction, or loss to Emissary (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of CHI;

(b)           Emissary has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business, ; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent Emissary consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of CHI; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7          Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of CHI, threatened by or against CHI, or affecting CHI, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8          No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Emissary is a party or to which any of its properties or operations are subject.

2.9          Contracts.  Emissary has provided, or will provide CHI, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which Emissary is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10                    Compliance With Laws and Regulations.  Emissary has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CHI.

2.11                    Approval of Agreement.  The board of directors of Emissary (the “Emissary Board”) and the Emissary Members have authorized the execution and delivery of this Agreement by Emissary and have approved the transactions contemplated hereby.

2.12                    Emissary Schedules.  Emissary will deliver, as soon as practicable, the following schedules, which are collectively referred to as the “Emissary Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement and instruments and data as of such date, all certified by the chief executive officer of Emissary as complete, true and correct:

(a)           a schedule containing complete and correct copies of the organizational documents, as amended, of Emissary in effect as of the date of this Agreement; and

(b)           a schedule as requested by CHI, containing true and correct copies of all material contracts, agreements, or other instruments to which Emissary is a party or by which it or its properties are bound, specifically including all contracts, agreements, or arrangements referred to in Section 2.9.

2.13                    Title and Related Matters.  Emissary has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Emissary balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the Emissary Schedules.

2.14                    Governmental Authorizations.  Emissary has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Emissary of this Agreement and the consummation by Emissary of the transactions contemplated hereby.

2.15                    Continuity of Business Enterprises.  Emissary has no commitment or present intention to liquidate Emissary or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.16                    Ownership of Emissary Membership Interests.  The Emissary Members are the legal and beneficial owners of 100% of the Emissary Interests as set forth on Schedule I, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the Emissary Members have full right, power, and authority to transfer, assign, convey, and deliver their respective Emissary Interests; and delivery of such common stock at the Closing will convey to CHI good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such shares being held by CHI.

2.17                    Brokers. Emissary has not entered into any contract with any person, firm or other entity that would obligate Emissary or CHI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.18                    Subsidiaries and Predecessor Corporations.  Emissary does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or entity.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF CHI

As an inducement to, and to obtain the reliance of CHI, CHI represents and warrants as follows:

3.1          Organization.  CHI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the CHI Schedules (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and bylaws of CHI, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CHI’s Certificate of Incorporation or bylaws. CHI has taken all action required by law, its Certificate of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and CHI has full power, authority, and legal right and has taken all action required by law, its Certificate of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2          Capitalization.  CHI’s authorized capitalization consists of 50,000,000 shares of Common Stock, of which no more than 4,000,000 shares will be issued and outstanding at Closing, and no shares of preferred stock, authorized.  All presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.  The Exchange Shares will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

3.3          Financial Statements.  Except as described herein or in the CHI Schedules:

(a)           CHI has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which CHI may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(b)           CHI has filed all federal, state, or local income tax returns required to be filed by it from inception.

(c)           The books and records, financial and otherwise, of CHI are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)           No deficiency for any taxes has been proposed, asserted or assessed against CHI.  There has been no tax audit, nor has there been any notice to CHI by any taxing authority regarding any such tax audit, or, to the knowledge of CHI, is any such tax audit threatened with regard to any taxes or CHI tax returns.  CHI does not expect the assessment of any additional taxes of CHI for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of CHI.

(e)           CHI has good and marketable title to its assets and, except as set forth in the CHI Schedules, has no material contingent liabilities, direct or indirect, matured or unmatured.

3.4          Information.  The information concerning CHI set forth in this Agreement and the CHI Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.5          Common Stock Equivalents.  Except as set forth herein, there are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to authorized and unissued stock of CHI.

3.6          Absence of Certain Changes or Events.  Except as described herein or in the CHI Schedules:

(a)           There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of CHI (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of CHI;

(b)           CHI has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of CHI; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)           CHI has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent CHI balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of CHI; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d)           CHI has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $10,000 in the aggregate as of the Closing Date; and

(e)           To the best knowledge of CHI, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of CHI.

3.7          Title and Related Matters.  CHI has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the CHI balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)           statutory liens or claims not yet delinquent;

(b)           such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)           as described in the CHI Schedules.

3.8          Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of CHI, threatened by or against or affecting CHI, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9          Contracts.  CHI is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10                    No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which CHI is a party or to which it or any of its assets or operations are subject.

3.11                    Governmental Authorizations.  CHI is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CHI of this Agreement and the consummation by CHI of the transactions contemplated hereby.

3.12                    Compliance With Laws and Regulations.  To the best of its knowledge, CHI has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of CHI or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.13                    Insurance.  CHI owns no insurable properties and carries no casualty or liability insurance.

3.14                    Approval of Agreement.  The board of directors of CHI (the “CHI Board”) has authorized the execution and delivery of this Agreement by CHI and has approved this Agreement and the transactions contemplated hereby.

3.15                    Material Transactions of Affiliations.  Except as disclosed herein and in the CHI Schedules, there exists no material contract, agreement, or arrangement between CHI and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by CHI to own beneficially, 10% or more of the issued and outstanding common stock of CHI and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of CHI has, or has had during the last preceding full fiscal year, any known interest in any material transaction with CHI which was material to the business of CHI. CHI has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16                    Employment Matters.  CHI has no employees other than its executive officer.

3.17                    CHI Schedules.  Prior to the Closing, CHI shall have delivered to Emissary the following schedules, which are collectively referred to as the “CHI Schedules,” which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:

(a)           a schedule containing complete and accurate copies of the Certificate of  Incorporation and by-laws, as amended, of CHI as in effect as of the date of this Agreement;

(b)           a schedule containing a copy of the federal income tax returns of CHI identified in Section 3.3(b); and

(c)           a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the CHI Schedules.

3.18                    Brokers.  CHI has not entered into any contract with any person, firm or other entity that would obligate Emissary or CHI to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.19                    Subsidiaries.  CHI does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or other entity.

ARTICLE IV
SPECIAL COVENANTS

4.1          Escrow of Certain Shares.  Emissary and Duff have agreed that the 1,204,750 Exchange Shares allocated to Duff shall be held in escrow by CHI following the Exchange pursuant to the satisfaction by Duff of the conditions precedent set forth in that certain Contribution Agreement between Emissary and Duff of dated April 1, 2009 (the “Duff Agreement”).  As set forth in the Duff Agreement, if Duff does not satisfy such condition, Duff’s membership interest in Emissary shall not vest and accordingly said Exchange Shares shall be cancelled and returned to unissued status.

4.2          Actions of CHI Shareholders.  Prior to the Closing, CHI shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of CHI:

(a)           the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)           such other actions as the directors may determine are necessary or appropriate.

4.3          Actions of Emissary Members.  Prior to the Closing, Emissary shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of CHI:

(a)           the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)           such other actions as the directors may determine are necessary or appropriate.

4.4          Access to Properties and Records.  CHI and Emissary will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of CHI or Emissary in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of CHI or Emissary as the other shall from time to time reasonably request.

4.5          Delivery of Books and Records.  At the Closing, CHI shall deliver to CHI, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of CHI now in the possession or control of CHI or its representatives and agents.

4.6          Actions Prior to Closing by both Parties.

(a)           From and after the date of this Agreement until the Closing Date and except as set forth in the CHI or Emissary Schedules or as permitted or contemplated by this Agreement, CHI and Emissary will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)           Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither CHI nor Emissary will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of CHI, or in Section 3.6, in the case of CHI (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.7          Indemnification.

(a)           Emissary hereby agrees to indemnify CHI and each of the officers, agents and directors of CHI as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b)           CHI hereby agrees to indemnify Emissary and each of the officers, agents and directors of Emissary as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(c) of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF CHI

The obligations of CHI under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1          Accuracy of Representations; Performance.  The representations and warranties made by Emissary in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Emissary shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Emissary prior to or at the Closing. CHI may request to be furnished with a certificate, signed by a duly authorized officer of Emissary and dated the Closing Date, to the foregoing effect.

5.2          Officer’s Certificates.  CHI shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Emissary to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Emissary threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Emissary Schedules, by or against Emissary which might result in any material adverse change in any of the assets, properties, business, or operations of CHI.

5.3          No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of CHI, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.4          Other Items.

(a)           CHI shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as CHI may reasonably request.

(b)           Complete and satisfactory due diligence review of Emissary by CHI.

(c)           Approval of the Transaction by the Emissary Board and the Emissary Members.

(d)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from CHI’s lenders, creditors, vendors and lessors.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF CHI

The obligations of Emissary under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1          Accuracy of Representations; Performance.  The representations and warranties made by CHI in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and CHI shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by CHI prior to or at the Closing.  Emissary shall have been furnished with a certificate, signed by a duly authorized executive officer of CHI and dated the Closing Date, to the foregoing effect.

6.2          Officer’s Certificate.  Emissary shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of CHI to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of CHI threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3          No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of CHI nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of CHI.

6.4          Good Standing.  Emissary shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that CHI is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5          Other Items.

(a)           Emissary shall have received a stockholder list of CHI containing the name, address, and number of shares held by each CHI stockholder as of the date of Closing certified by an executive officer of CHI as being true, complete, and accurate by CHI transfer agent.

(b)           Emissary shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Emissary may reasonably request.

(c)           Complete and satisfactory due diligence review of CHI by CHI.

(d)           Approval of the Transaction by the CHI Board and the stockholders of CHI.

(e)           There shall have been no material adverse changes in CHI, financial or otherwise.

(f)           There shall be no CHI Common Stock Equivalents outstanding as of immediately prior to the Closing.  For purposes of the foregoing, “CHI Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from CHI, or obligating CHI to issue, any shares of any class of the capital stock of CHI or any securities convertible into or exchangeable for such shares.

(g)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from CHI’s lenders, creditors; vendors, and lessors.

ARTICLE VII
TERMINATION

7.1          Termination.

(a)           This Agreement may be terminated by either the Emissary Board or the CHI Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of Emissary and CHI, respectively, in the assets, properties, business, or financial condition of Emissary and CHI, which could have a materially adverse affect on the value of the business of Emissary and CHI respectively, except any changes disclosed in the Emissary and CHI Schedules, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by October 1, 2009; or (v) if CHI shall not have provided responses satisfactory in CHI’s reasonable judgment to CHI’s request for due diligence materials.

(b)           This Agreement may be terminated at any time prior to the Closing by action of the CHI Board if Emissary shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Emissary contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to CHI. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that Emissary shall bear its own costs as well as the costs incurred by CHI in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

(c)           This Agreement may be terminated at any time prior to the Closing by action of the Emissary Board if CHI shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of CHI contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to CHI.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that CHI shall bear its own costs as well as the costs of Emissary incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1          Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Delaware.  Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in New York, New York. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

8.2          Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3          Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4          Confidentiality.  CHI, on the one hand, and Emissary and the Emissary Members, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. CHI and Emissary agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5          Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by Emissary and CHI after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the Emissary Members shall be borne by the Emissary Members.

8.6          Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7          Third Party Beneficiaries.  This contract is solely between CHI, Emissary and the Emissary Members, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8          Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9          Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10                    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11                    Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

CAVALIER HOLDINGS, INC.		EMISSARY CAPITAL GROUP, LLC

By:		By:
Name:	Leo Mentzelopoulos	Name:	Amit Tandon
Title:	Chief Executive Officer	Title:	Managing Member

LEO MENTZELOPOULOS	AMIT TANDON

AJAY TANDON

ALBERT LEE

SCHEDULE I

Name	Percentage of Emissary Membership Interests	Number of Cavalier Exchange Shares
Amit Tandon	40%	4,819,000
Ajay Tandon	40%	4,819,000
Albert Lee	10%	1,204,750
Charles Duff	10%*	1,204,750	*

*  To be held in escrow pursuant to performance incentives.